UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 26, 2013 (December 23, 2013)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54689	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

1440 Broadway

On December 23, 2013, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, acquired the fee simple interest in an institutional-quality office building located at 1440 Broadway in the Times Square South neighborhood of Manhattan. The seller of the property was 1440 Broadway Owner, LLC, a subsidiary of Rockpoint Group, L.L.C. The seller had no material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price of the property was $528.6 million, exclusive of closing costs. The Company was required to make a $30.0 million nonrefundable deposit upon the execution of the purchase and sale agreement. The Company funded the purchase price with (i) $307.4 million in proceeds from its initial public offering and (ii) a drawdown of $221.2 million on its unsecured $390.0 million credit facility with Capital One, National Association, among other lenders, as described in Item 2.03 of this Current Report on Form 8-K. The Company may seek further financing on the property post-closing from a lender yet to be identified. There is no assurance that the Company will be able to secure such further financing on terms that it deems favorable or at all.

The property contains approximately 756,000 rentable square feet and is 95% leased, with two of the tenants each occupying at least 20% of the rentable square feet in the building: Macy's, Inc.; and Primedia, Inc.

The following table provides information relating to lease commencement and termination dates, rentable square feet, rental escalations, renewal options and annualized cash rental income for each of such two tenants:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income (in thousands)	Rental Escalations	Renewal Options
Macy’s, Inc.	Various	January 2024	203,196	$10,862	3% in February 2014 and 7% in February 2018	One – five or ten year option
Primedia, Inc.	April 2000	October 2015	170,734	$9,460	None Remaining	None

A copy of the press release announcing the Company’s acquisition of an institutional-quality office building located at 1440 Broadway is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 23, 2013, the Company, through an indirect wholly owned subsidiary of its operating partnership, drew down $221.2 million from its amended credit facility with Capital One, National Association, among other lenders, in connection with the acquisition of the institutional-quality office building located at 1440 Broadway in Manhattan, as described below.

On that same date, the Company, through its operating partnership, entered into an amendment to the credit agreement relating to the credit facility whereby the revolving loan commitments under the credit facility were decreased to $50.0 million and the term loan commitment was increased to $340.0 million, for aggregate borrowings of up to $390.0 million. The amended credit facility contains an “accordion feature” to allow the Company, under certain circumstances, to increase the aggregate borrowings under the credit facility to up to $750.0 million through additional commitments.

The amended credit agreement relating to the amended credit facility did not provide for any other changes to the terms of the credit agreement, which was filed as Exhibit 10.59 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the U.S. Securities and Exchange Commission on November 13, 2013.

The description of the amended credit facility above is a summary and is qualified in its entirety by the terms of the amended credit agreement relating to the amended credit facility which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013.

Item 9.01. Financial Statements and Exhibits.

(a)(4)	The audited and unaudited financial statements relating to the institutional-quality office building located at 1440 Broadway in the Times Square South neighborhood of Manhattan described in Item 2.01 of this Current Report on Form 8-K and required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or March 11, 2014.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: December 26, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and Chairman of the Board of Directors